EXHIBIT 10.73
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                                       ivp
                                   technology

                                  June 16, 2003
Mr. Thomas S. Rohrer
SCI Healthcare Group, Inc.
8510 Egret Lakes Lane
West Palm Beach, FL 33412

                                LETTER OF INTENT

     The intent of this letter ("letter") is to summarize recent discussions between the management of SCI Healthcare Group, Inc. ("SCI" or "Vendor") and IVP Technology Corporation ("IVP") together (the "Parties") with respect to IVP's proposal to acquire substantially all of the assets (excluding cash and cash equivalents) and service agreements for the Lindsay Division of SCI consulting business - for ease of use ("Newco"). Therefore, the principal purpose of this letter is to document the terms, in general, under which the transaction would take place subject to due diligence on the part of the Parties, the approval of the Parties' board of directors; approval of Cornell Capital Partners LP within twenty (20) days from the date of this letter and approval from any regulatory agency in the United States that may have a regulatory-interest in the proposed transaction.

     It is understood by both parties that in the preparation of legal agreements that will give effect to this transaction certain arrangements to maximize the tax benefit or other benefits to both parties may need to be undertaken. Each of IVP and NEWCO will undertake to accommodate each other's requirements to the fullest extent possible provided however that neither company will knowingly fail to comply with any regulation or statute in the US.


                         PRINCIPAL TERMS AND CONDITIONS

     The principal terms and conditions for the proposed purchase of 100% of the assets

     An equivalent number of shares equal to USD 200,000, based on the average closing bid price of IVP Technology Corporation shares thirty (30) days prior to and two days following the date of closing ("IVP Shares"). At the time of closing the shares will be restricted from trading by rule 144 for a period of one year from date of issuance. If IVP registers any Shares within the one (1) year period immediately after Closing, then it shall include the IVP Shares in the registration thereby shortening the holding period.

     A cash payment of USD 200,000 US dollars at Closing:

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     o  Non-compete  agreements  signed  by all  employees  restricting  certain competitive activities for a period of one (1) year

     o  Retention agreements signed for and with all employees

     o Assignment of all material contracts with suppliers and customers or other acceptable assurance of business continuity

     o Retention of Mr. Thomas Rohrer as commission only salesperson on a non-exclusive basis

     o Assignment and retention of all material strategic partnership or reseller/integration agreements with ISV's or other suppliers/referral or other business component

     o SCI to provide a copy of web based resume system for use by NEWCO in "AS IS" condition and a copy of the contact management data base

     Ms. Rhonda Lindsay to be appointed as GM of NEWCO and to be provided with a 3 year employment contract which will detail performance criteria for which she will be entitled to earn shares in IVP Technology.

II.  LOCK UP AND CONFIDENTIALITY

     It is hereby expressly agreed that SCI and any of its shareholders, managers or advisors will not engage in a process of seeking any other buyer until the earlier of July 31, 2003 or cessation of negotiations. SCI also undertakes to refrain from discussing the potential acquisition with any of IVP's competitors except as agreed to by IVP for said period.

     If IVP and SCI have not completed the acquisition by August 30, 2003 then this letter of intent shall terminate, with the exception of the confidentiality provisions, non-solicitation provisions.

III. ASSUMED CLOSING DATE:

     August 30, 2003

IV.  CONDITIONS:

     The purchase of SCI shall be subject to due diligence by both parties and their respective agents, the approval of the Parties' board of directors, Cornell Capital Partners LLP, within thirty (30) days from the date of this letter the US SEC authorities and shareholders if applicable and subject to counsel input from both IVP and SCI's legal and accounting advisors.

     SHARES. The common shares provided as partial consideration in this transaction will be subject to rule 144 of the SEC.:

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

     EMPLOYMENT OF EXISTING EMPLOYEES. IVP will offer 24 month employment agreements to all existing employees of NEWCO on terms equal to those in existence at SCI. Employment will commence on the closing date.

     CONFIDENTIALITY. IVP and SCI will undertake to use every effort to maintain the confidential nature of the proposed transaction pending mutual agreement as to any announcement and the terms of the existing Non-Disclosure Agreement dated May 23, 2003 shall remain in full force and effect. It is acknowledged that IVP may have to disclose the pending purchase as a result of SEC requirements. If disclosure is required, the parties will make a joint announcement approved by both parties and their respective counsel. IVP further undertakes not to initiate any conversations or contacts with competitors prior to closing the acquisition of NEWCO.

     LITIGATION. To the best of knowledge of IVP and SCI, there is no action, claim or demand or other proceedings pending or threatened before any court or other administrative agency, which would materially and adversely affect SCI or IVP.

     CONDUCT. An undertaking by SCI that, pending the closing of the transaction contemplated herein, SCI shall have conducted Lindsay Division business only in the ordinary course and there shall have occurred no material adverse change to SCI's Lindsay Division business or activities.

     DEFINITIVE DOCUMENTATION. It is understood that consummation of the transaction contemplated herein will be subject to-the preparation; execution and delivery of a purchase and sale agreement and such other documentation as may be deemed appropriate (the "Agreement") by legal and accounting counsel to IVP and SCI. Accordingly, this letter with the exception of the confidentiality and nonsolicitation provisions shall be a non-binding expressions of intent.

     APPLICABLE LAW. The Agreement to be consummated to give effect to the transaction herein shall be governed by and construed and interpreted in accordance with the laws of the State of New Jersey and any actions with regard thereto shall be brought only within the Federal or state courts within the State of New Jersey. As IVP is a public corporation traded on a recognized stock market in the United States and is a reporting entity within the United States of America in case of difference in the regulatory treatment of financial, securities and accounting matters the laws and regulations of the US shall apply.

     NON-SOLICITATION. IVP agrees on behalf of itself and all its affiliates not to solicit or hire any employees of SCI during the period of negotiations and one (1) year thereafter with the exception of those employees solicited and/or hired at the time of Closing. In addition, IVP agrees during the period of negotiations and one (1) year thereafter not to solicit the business of any client of SCI it learned about or was provided confidential information about during negotiations or the due diligence procedure.

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



     ALL NOTICES under this Letter should be sent to:

IVP TECHNOLOGY CORPORATION at:             Brian J. MacDonald,
                                           President and CEO
                                           2275 Lakeshore Boulevard West
                                           Suite 401,
                                           Toronto, Ontario M8V 3Y3

SCI HEALTHCARE GROUP INC.                  Mr. Tom Rohrer
                                           Executive Vice President
                                           8510 Egrets Lake Lane
                                           West Palm Beach, Florida 33412

                                           With a copy to:
                                           Marc D. Freedman
                                           Freedman & Gersten, LLP
                                           777 Terrace Avenue-Fifth Floor
                                           Hasbrouck Heights, NJ 07604

     Dated this 26th day of June 2003.

     EXPENSES: Each party shall bear its own expenses and attorneys' fees in connection with the preparation of this letter and the negotiation of the contemplated transaction.

EXECUTED:

IVP Technology Corporation                 SCI Healthcare Group Inc.


/S/ PETER HAMILTON                         /S/ THOMAS S. ROHRER
------------------------------             -------------------------------
/S/ EXECUTIVE VICE PRESIDENT               /S/ EXECUTIVE VICE PRESIDENT
/S/ PETER HAMILTON                         /S/ THOMAS ROHRER


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